SECTION 1.

                                     PURPOSE

1.1 The purpose of THE EQUITABLE STOCK PLAN FOR DIRECTORS (the "Plan") is to provide Non-Officer Directors of The Equitable Companies Incorporated and/or The Equitable Life Assurance Society of the United States with compensation in the form of stock grants or deferred stock units in order to:

(a) enable the Company to recruit, retain and motivate qualified Directors by providing them with an attractive and competitive compensation program which is commensurate with the services they perform;

(b) strengthen Directors' long-term commitment to the Company by tying the value of their overall compensation to the value of the Company's stock, and

(c) enhance the mutuality of interest between Directors and the Company's shareholders.

                                   SECTION 2.

                                   DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) "Account" means a deferred Stock account established in the name of and for the benefit of a Non-Officer Director in accordance with Section 6 of the Plan.

(b) "Affiliate" means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another firm, partnership or corporation.

(c) "Agreement" means a deferral agreement in the form specified by the Company for purposes of making a deferral election in accordance with Section 5.

(d) "Beneficiary" means the person or persons designated as such in accordance with Section 5.3.

(e) "Board" means, collectively, the Board(s) of Directors of The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States, as constituted from time to time, provided, however, that where the context otherwise requires, "Board" shall mean one or the other of such entities.

(f) "Committee" means the Officers Committee on Benefit Plans, as constituted from time to time, or such other committee as may be designated from time to time by the Board.

(g) "Company" means, collectively, The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States, provided, however, that where the context otherwise requires, "Company" shall mean one or the other of such entities.

(h) "Director" means a member of the Board.

(i) "Employee" means any person employed by the Company and/or its Affiliates on a regular full-time salaried basis or who is an officer of the Company and/or its Affiliates.

(j) "Non-Officer Director" means a Director of the Company who is not an Employee, and shall not include a Director who (a) is employed by AXA-UAP, or an Affiliate thereof, and (b) does not receive compensation for his services as a Director.

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(k) "Retirement" means termination of the individual's services as a Director on the Board for reasons other than death.

(l) "Stock" means the common stock of The Equitable Companies Incorporated, par value $0.01 per share.

                                   SECTION 3.

                           ADMINISTRATION OF THE PLAN

3.1 Administration. The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Non-Officer Directors and Beneficiaries under the Plan. The Committee's resolution of any matter concerning the Plan shall be final and binding upon any Non-Officer Director and Beneficiary affected thereby.

3.2 Compliance with Legal and Exchange Requirements. The Plan, and the granting of awards and other obligations of the Company under the Plan, shall be subject to all applicable Federal and State laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the granting of awards, the issuance or delivery of Stock pursuant to any award or any other action permitted or required under the Plan to enable the Company, with reasonable diligence, to complete any stock exchange listing or registration or qualification of such Stock or other required action under any applicable Federal or State law, rule or regulation, and may require any Non-Officer Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with any such laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to grant any award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations.


                                   SECTION 4.

                                  STOCK AWARDS

4.1 Stock Awards. Unless a Non-Officer Director has made an election to defer the receipt of any Stock awarded under the Plan, each Non-Officer Director shall receive shares of Stock with a fair market value equal to $30,000 annually, in whole or fractional shares (except that fractional shares may be distributed in cash). Awards shall be payable in four equal quarterly installments at the end of each calendar quarter. The number of full and fractional shares to be awarded shall be determined based upon the closing price of the Stock as reported by the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Stock are quoted at the relevant time) on the last day on which Stock transactions were so reported for the relevant calendar quarter.

4.2 Deferral of Stock Awards. Non-Officer Directors shall be given an option to defer receipt of all or a part of their Stock awards to be earned during the year in whole percentages of not less than ten percent. Deferred Stock awards shall be made to each electing Non-Officer Director in the form of deferred Stock units credited to his or her Account. The number of deferred Stock units to be credited to each Non-Officer Director's Account shall equal the number of whole and fractional shares to which the Non-Officer Director would have been entitled had he or she not elected to defer the receipt of the quarterly Stock award. Non-Officer Directors shall at all times be fully vested in the deferred Stock units credited to their Accounts. Deferred Stock units shall not carry any voting rights.

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                                   SECTION 5.

                               DEFERRAL ELECTIONS

5.1 Deferral Agreements. A Non-Officer Director who wishes to defer his or her Stock award(s) must complete an Agreement pursuant to which the Non-Officer Director shall specify the amount(s) to be deferred, the time and manner in which his or her Account will be distributed, and any other information which the Company may reasonably require.

5.2 Execution of Agreements. Except in the case of Non-Officer Directors newly elected to the Company's Board(s), all Agreements must be executed and filed with the Company prior to the beginning of the year for which Stock awards are being deferred. Once made, the Agreement shall remain in effect for subsequent years, unless amended or revoked in writing by the Non-Officer Director. Each Non-Officer Director may amend or revoke his or her existing Agreement prior to the beginning of each year, and may change the time and manner in which his or her Account will be distributed from time to time, by filing with the Company an amended Agreement. Any change in the time or manner of distribution, however, must be made at least twelve full calendar months prior to the date on which the Non-Officer Director's Account would otherwise have been distributed. If a Non-Officer Director changes the timing or manner of distributions within twelve months of his or her distribution date, the change shall not be given effect, and the Non-Officer Director's elections as in effect immediately prior to the ineffective change shall prevail.

5.3 Designation of Beneficiary. A Non-Officer Director shall be permitted to designate a Beneficiary (which Beneficiary may be an entity other than a natural person) to receive the Account balance in the event of the Non-Officer Director's death, and the manner in which each Beneficiary's interest will be distributed. Such designation may be changed or canceled at any time by the Non-Officer Director, provided, however, that any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee or its designee. If a Non-Officer
Director designates more than one Beneficiary, the interests of such Beneficiaries shall be distributed in equal shares, unless the Non-Officer Director has specifically designated otherwise. If a Non-Officer Director fails to designate a Beneficiary, or the named Beneficiary is not living at the Non-Officer Director's death, the Account shall be distributed to the Non-Officer Director's estate, in a single distribution, as soon as practicable following the Non-Officer Director's death.


                                   SECTION 6.

                             DEFERRED STOCK ACCOUNTS

6.1 Maintenance of Accounts. The Company shall establish and maintain a separate Account for each Non-Officer Director who elects to defer receipt of any Stock awards, to which shall be credited any deferred Stock units awarded in accordance with the Plan. Non-Officer Directors' Accounts shall be maintained for record-keeping purposes only, and shall not be funded with actual shares of Stock, cash or any other assets.

6.2 Dividend Equivalents. Accounts shall be credited with dividend equivalents in the form of additional deferred Stock units equal in value to the dividends the Non-Officer Director would have received if the Non-Officer Director's Account balance represented actual Stock, rather than deferred Stock units. Dividend equivalents shall continue to be credited, as appropriate, through the last day of the calendar month immediately preceding the date on which an Account is distributed.

6.3 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), merger, consolidation combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar corporate change or event that affects the Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee shall deem equitable, adjust any or all of the number and kind of shares which thereafter may be awarded under the Plan and the number and kinds of deferred Stock units that have been, or may be, credited under the Plan.

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                                   SECTION 7.

                            DISTRIBUTION OF ACCOUNTS

7.1 Retirement Benefits. Distribution of a Non-Officer Director's Account shall be made upon the Non-Officer Director's retirement from Board service or, if later, upon his or her attainment of age 72, as specified by the Non-Officer Director in the Agreement. The Account shall be distributed, at the Non-Officer Director's election, in a single distribution, or in five, ten or fifteen annual installments. At the time of distribution, deferred Stock units credited to the Non-Officer Director's Account shall be converted to Stock, which shall be distributed to the Non-Officer Director in kind. Distributions shall commence no later than January 31 of the year following the year in which the Non-Officer Director retires or, if applicable, attains age 72, based upon the value of the Non-Officer Director's Account on the last business day of the prior month. In the case of installment distributions, the amount of each distribution shall be determined by dividing the Non-Officer Director's Account balance as of the last business day of the month preceding the date of distribution by the number of installments remaining.

7.2 Hardship Distributions. A Non-Officer Director who suffers an unforeseeable financial hardship, as determined by the Committee, may request an immediate distribution in kind from his or her Account in an amount necessary to meet the hardship (including the amount of any taxes applicable to the distribution). An unforeseeable financial hardship is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other unforeseeable event. Financial needs arising from the purchase of a new home, dependent educational expenses and other similarly predictable events shall not qualify for hardship distribution under the Plan. Notwithstanding anything in this Plan to the contrary, a Non-Officer Director who receives a hardship distribution in any year shall not be entitled to defer any additional Stock awards for the remainder of that year.

7.3 Survivor Benefits. In the Agreement, the Non-Officer Director shall specify the time and manner in which the Account shall be distributed to his or her Beneficiary in the event of the Non-Officer Director's death prior to distribution. A Non-Officer Director may choose to have the Account distributed as soon as practicable following his or her death, or as of the date he or she would have attained age 72. Distribution to the Beneficiary shall be made in kind in a single distribution, or in five, ten or fifteen annual installments, as specified by the Non-Officer Director in the Agreement. If a Non-Officer Director dies after installment distributions have commenced, any installments remaining as of the date of death shall be paid to the Beneficiary in the same manner as they would have been paid to the Non-Officer Director had he or she survived. Distributions to a Non-Officer Director's estate, however, shall be made only in a single distribution as soon as practicable following the date of death.

7.4 Distribution of Fractional Shares. Notwithstanding anything in this Plan to the contrary, any fractional shares to be distributed from a Non-Officer Director's Account may be distributed in cash.


                                   SECTION 8.

                                  MISCELLANEOUS

8.1 Amendment and Termination. The Committee may at any time suspend, discontinue or terminate the Plan, and from time to time may amend or modify the Plan, provided, however, that unless otherwise required by law, no amendment, suspension, discontinuance or termination of the Plan shall reduce or in any manner adversely affect the rights of any Non-Officer Director to any benefits to which he or she may be entitled based upon the balance of the Non-Officer Director's Account as of the effective date of the amendment, suspension, discontinuance or termination.

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8.2  Effect of Plan  Participation.  Participation  in the Plan shall not confer upon a Non-Officer Director any right to continue in service as a Director of the Company, nor interfere in any way with the Company's right to terminate the Non-Officer Director's service on the Board at any time or take other action with respect to the Non-Officer Director without regard to the effect such action may have on the Non-Officer Director's rights under the Plan. Nothing in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action determined by them to be appropriate or in their best interest. No Director, Beneficiary or other person shall have any claim against the Company or its Affiliates as a result of any such action.

8.3 Nontransferability of Accounts. Unless otherwise determined by the Committee, Non-Officer Directors (and/or their Beneficiaries) shall have no right to transfer (other than by will or the laws of descent and distribution), alienate, or otherwise encumber the Non-Officer Director's interest in his or her Account under the Plan.

8.4 Unfunded Status of Plan. In the case of any Non-Officer Director who elects to defer any Stock award under the Plan, the Plan is intended to constitute an unfunded plan of deferred compensation. The Non-Officer Director and his or her Beneficiary shall have only an unsecured claim against the Company with respect to any amounts credited to the Non-Officer Director's Account, and such claim shall not be deemed superior to the claim(s) of any other creditor.

8.5 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any distributions under the Plan, including but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Non-Officer Director (or his Beneficiary). Each Non-Officer Director, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

8.6 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

8.7 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

8.8 Effective Date. The Plan shall be effective on January 1, 1998, with respect to services provided by Non-Officer Directors on or after January 1, 1998.

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